Exhibit 99.1

Novavax and Xcellerex Announce Collaboration to Develop Large-scale
Manufacturing Process for 2009 H1N1 Influenza VLP Vaccine
Partnership will enable rapid, cost-effective, large-scale production of novel Novavax VLP vaccine utilizing Xcellerex’s FlexFactory®
manufacturing solution for Mexico
Rockville, MD and Marlborough, MA — October 21, 2009 — Novavax, Inc. (NASDAQ: NVAX) and Xcellerex, Inc. has entered into a strategic collaboration to accelerate the development of Novavax’s vaccine manufacturing process to commercial scale and begin immediate production of Novavax’s novel 2009 H1N1 influenza vaccine for potential commercial sale. Earlier this week, Novavax launched a two-stage, 4,000-patient clinical study of its H1N1 flu vaccine in Mexico to support registration in that country. The two companies will utilize Novavax’s unique virus-like particle (VLP) vaccine technology to produce initial commercial quantities of H1N1 vaccine with Xcellerex’s FlexFactory biomanufacturing platform. Xcellerex will provide development expertise and product manufacturing in exchange for manufacturing supply fees from Novavax.
“We are pleased to apply our state-of-the-art FlexFactory manufacturing technology to enable the rapid, commercial-scale production of H1N1 flu vaccine by Novavax. Our technology offers Novavax a cost-effective and flexible manufacturing solution for this public health crisis by achieving full commercial-scale production of VLP-based vaccines much more rapidly than traditional vaccine production methods,” stated Joseph Zakrzewski, Xcellerex’s President and Chief Executive Officer.
“This strategic partnership represents a major step forward for Novavax and will allow us to increase the scale of our VLP vaccine manufacturing process and expand capacity to satisfy potential demand for our H1N1 VLP vaccine in Mexico. This alliance will also enable us to establish commercial-scale production capabilities for our VLP-based seasonal influenza vaccine program and significantly advance our timeline for full scale manufacturing,” said Rahul Singhvi, Novavax’s President and Chief Executive Officer.
About VLPs
Virus-like particles (VLPs) mimic the external structure of viruses but lack the live genetic material that causes viral replication and infection. VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable cell-culture technology. Novavax VLP-based vaccine candidates are produced more rapidly than egg-based vaccines by using proprietary, portable, recombinant cell-culture technology.
About FlexFactory
Xcellerex’s FlexFactory is an innovative, portable manufacturing platform, based on the innovative application of (1) single-use technologies; (2) controlled environmental modules (CEMs); and (3) advanced and proven process automation including electronic batch records. The FlexFactory effectively eliminates clean and steam-in-place and clean room infrastructure, greatly simplifies facility design, reducing manufacturing footprint and capital investment, and creates breakthrough gains in operating efficiency, flexibility and environmental friendliness.

About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology. The company produces potent VLP -based, recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions. It recently launched a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.
About Xcellerex, Inc.
Xcellerex is revolutionizing the way biomolecules are developed, manufactured and commercialized. The company’s unique single-use component technology platform transforms biomanufacturing economics, enabling the development of biotherapeutics and vaccines, and dramatically improving the ability of Xcellerex and its partners to deploy manufacturing capacity. Xcellerex leverages its technology and services platform by: 1) commercializing its FlexFactories® (complete, turnkey, modular production trains) and XDR™ (unique, single use component bioreactor systems); 2) building a portfolio of proprietary biotherapeutics and vaccines through creative alliances and in licensing; and 3) creatively structuring transactions around FlexFactories, XDRs and its pipeline. Learn more at http://www.xcellerex.com
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding scale-up and commercial manufacturing of Novavax’s 2009 H1N1 vaccine and other anticipated milestones are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including that Xcellerex has not manufactured Novavax’ 2009 H1N1 vaccine at commercial levels and Novavax has not manufactured any vaccine at a commercial level; unanticipated costs and delays during the scale-up process; the manufacturing process will be subject to inspection and validation, which could also result in delays; the 2009 H1N1 vaccine must be manufactured quickly, or it may not be sold until after the 2009/2010 flu season has ended; the 2009 H1N1 vaccine has not yet received regulatory approval in Mexico, the intended market; competition from already approved vaccines for the 2009 H1N1 flu; business abilities and judgment of personnel and corporate partners; and the availability of qualified personnel. Further information on the factors and risks that could affect Novavax’ business, financial conditions and results of operations, is contained in Novavax’ filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
Contact:

Xcellerex, Inc.	Novavax Inc.
Jon Lieber,	Tricia J. Richardson
Chief Financial Officer	Snr. Investor Relations Manager
Tel. 508-683-2239	240 268 2031

Xcellerex Inc.
Robert Gottlieb
RMG Associates
857-891-9091